LEASE AGREEMENT

LIBERTY COTTON CENTER, LLC
Landlord

AND

SHUTTERFLY, INC.
Tenant

AT

Building 13
4410 East Cotton Center Blvd.
Phoenix, Arizona 85040

LEASE AGREEMENT

INDEX
§             Section Page

1.	Basic Lease Terms and Definitions	1
2.	Premises	2
3.	Use	2
4.	Term; Possession	2
5.	Early Occupancy	2
6.	Options to Extend Term	3
7.	Option to Terminate	4
8.	Rent; Taxes	4
9.	Operating Expenses	4
10.	Utilities	5
11.	Insurance; Waivers; Indemnification	5
12.	Maintenance and Repairs	6
13.	Compliance	6
14.	Signs	7
15.	Alterations	7
16.	Mechanics’ Liens	8
17.	Landlord’s Right of Entry	8
18.	Damage by Fire or Other Casualty	8
19.	Condemnation	8
20.	Quiet Enjoyment	9
21.	Assignment and Subletting	9
22.	Subordination; Mortgagee’s Rights	9
23.	Tenant’s Certificate; Financial Information	10
24.	Surrender	10
25.	Defaults - Remedies	10
26.	Tenant’s Authority	12
27.	Liability of Landlord and Tenant	12
28.	Tenant Improvements; Tenant Allowance	12
29.	Major Work	14
30.	Emergency Generator	14
31.	Option to Purchase	15
32.	Brokers; Recognition and Indemnity	15
33.	Guaranty.	16
34.	Notices	16
35.	Miscellaneous	16

LEASE AGREEMENT

THIS LEASE AGREEMENT is made by and between LIBERTY COTTON CENTER, LLC, a Delaware limited liability company (“Landlord”) and SHUTTERFLY, INC., a corporation organized under the laws of Delaware (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant (the “Date of this Lease”).

1. Basic Lease Terms and Definitions.

(a) Premises:  Building 13, consisting of approximately 101,269 rentable square feet as shown on Exhibit “A”.

Address:  4410 East Cotton Center Blvd, Phoenix, Arizona 85040

(b) Building:  The building structure located on the Premises.

(c) Term:  Eighty-four (84) months (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term).

(d) Commencement Date:  Later of (a) March 1, 2009, or (b) Substantial Completion of the Tenant Improvements and receipt of the Certificate of Occupancy for the Premises.

(e) Expiration Date:  The last day of the Term.

(f) Minimum Annual Rent:  Payable in monthly installments as follows:

Lease Months	Annual	Monthly	Lease Months	Annual	Monthly
1-6	$0.00	$0.00	37-48	$1,637,329	$136,444
7-12	$607,614	$101,269	49-60	$1,686,449	$140,537
13-24	$1,543,340	$128,612	61-72	$1,737,042	$144,754
25-36	$1,589,640	$132,470	73-84	$1,789,154	$149,096

(g) Annual Operating Expenses:  $387,860.27, payable in monthly installments of $32,321.69, subject to adjustment as provided in this Lease.

(h) Tenant’s Share: 100% (also see Definitions)

(i) Use:  manufacturing, warehousing and distribution, general office, data center, back office and ancillary uses, and for any other legal purpose approved by Landlord in writing (which approval shall not be unreasonably withheld, delayed or conditioned).

(j) Security Deposit:  None.

(k) Addresses For Notices:

Landlord:               LIBERTY COTTON CENTER, LLC
2390 E. Camelback Rd., Suite 318
Phoenix, Arizona  85016
Attention: Senior Vice President/City Manager

Tenant:	Shutterfly, Inc.
2800 Bridge Parkway
Redwood City, CA 94065
Attention: Chief Financial Officer with a copy to Vice President, Legal

(l) Guarantor:  None.

(m) Additional Defined Terms:  See Rider 1 for the definitions of other capitalized terms.

(n) Contents:  The following are attached to and made a part of this Lease:

Rider 1 – Additional Definitions
Exhibits:                        “A” – Plan showing Premises
               “B” – Building Rules
               “C” – Estoppel Certificate Form
               “D” – Space Plan and Scope of Work for Tenant Improvements
               “E” – Parking
               “F” – Additional Provisions
               “G” – Tenant Work
               “H” -- Contractor Agreement (Warranty Page)

2. Premises.  Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right in common with others to use the Common Areas.  Tenant accepts the Premises, Building and Common Areas “AS IS”, without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease.  Landlord and Tenant stipulate and agree to the rentable square footage set forth in Section 1(a) without regard to actual measurement.

3. Use.  Tenant shall occupy and use the Premises only for the Use specified in Section l above.  Tenant shall have access to and the right to use the Premises to conduct business for Tenant’s permitted use at all times, twenty-four (24) hours a day, seven (7) days a week, during the entire Term, subject to Landlord’s rights to maintain, repair and/or replace any portion of the Property as Landlord deems reasonably necessary or appropriate.  Tenant shall not permit any conduct or condition which shall endanger, disturb or otherwise interfere with any other Building occupant’s normal operations or with the management of the Building beyond that which is commercially reasonable.  Except as otherwise provided in this Lease, Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises.  Tenant may use all Common Areas only for their intended purposes.  Landlord shall have exclusive control of all Common Areas at all times.

4. Term; Possession.  The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease.  Except as otherwise provided in this Lease, if Landlord is delayed in delivering possession of all or any portion of the Premises to Tenant as of the Commencement Date, Tenant will take possession on the date Landlord delivers possession, which date will then become the Commencement Date (and the Expiration Date will be extended so that the length of the Term remains unaffected by such delay).  Except as otherwise provided in this Lease, Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession due to the holdover of any existing tenant or other circumstances outside of Landlord’s reasonable control.

5. Early Occupancy.  Subject to Force Majeure Delays and Tenant Delays, Tenant and its authorized agents, employees and contractors shall at all reasonable times on or after January 15, 2009 and prior to the Commencement Date have the right, at Tenant’s own risk, expense and responsibility, to access the Premises, provided that in so doing Tenant shall not interfere with or delay the work to be performed by Landlord pursuant to Section 28 hereof.  If Tenant accesses the Premises prior to the Commencement Date, Tenant shall abide by the terms and conditions of this Lease as if the term of this Lease had already commenced, except that Tenant shall have no obligation to pay the Minimum Annual Rent, Annual Operating Expenses and any other additional Rent or sums payable by Tenant to Landlord pursuant to this Lease, until the Commencement Date (it being acknowledged that nothing herein shall impact the initial Minimum Annual Rent abatement during the first six (6) months of the Term).  Any such use of the Premises is also subject to, and Tenant must comply with and observe, all applicable laws, all safety rules and procedures, and all other terms and conditions of this Lease.  In no event may Tenant conduct business in the Premises during such early access period.  Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession due to the holdover of any existing tenant or other circumstances outside of Landlord’s reasonable control.  Notwithstanding the foregoing, in the event that the Premises are not available for access to Tenant on January 15, 2009, Tenant shall receive a credit to Minimum Annual Rent equal to one (1) day of Minimum Annual Rent for each day thereafter for which the Premises are not available, which credits shall be applied to the first payment of Minimum Annual Rent.

6. Options to Extend Term.  Provided that (a) Landlord has not given Tenant notice of a monetary default and/or a material non-monetary Event of Default   more than seven (7) times preceding the Expiration Date, (b) Tenant is not in default under this Lease beyond any applicable notice and cure period(s) nor is there any event that with the giving of notice and/or the passage of time would constitute a default, and (c) Tenant  (or a transferee permitted under Section 21(b)) is the occupant of at least seventy five percent (75%) of the Premises, Tenant shall have the right and option to extend the Term for three (3) additional periods of sixty (60) months each, exercisable by giving Landlord prior written notice (“Tenant’s Notice”), at least two hundred seventy (270) days in advance of the Expiration Date (as may be extended by a renewal term) of Tenant's election to extend the Term; it being agreed that time is of the essence and that this option is personal to Tenant and any transferee permitted under Section 21(b) and is non-transferable to any assignee or sublessee other than any transferee permitted under Section 21(b).  Such extension shall be under the same terms and conditions as provided in this Lease except as follows:

(a) the additional period shall begin on the Expiration Date (as may be extended by a renewal term);

(b) all references to the Term in this Lease shall be deemed to mean the Term as extended pursuant to this Section; and

(c) the Minimum Annual Rent payable with its determination of Fair Market Value by Tenant shall be ninety five percent (95%) of the Fair Market Rental for the Premises.  Landlord shall provide Tenant with written notice of its proposed determination of Fair Market Value for the Premises within thirty (30) days after receipt of Tenant’s Notice.  The parties shall have forty-five (45) days after Landlord has provided Tenant with Landlord’s proposed determination of Fair Market Value for the Premises in order to agree on the Minimum Annual Rent during such extended term.  If the parties fail to agree on the Minimum Annual Rent for such extended term during that period, then (i) either party may elect to terminate this Lease at the end of the applicable term or (ii) the parties may agree to determine the Fair Market Rental through an appraisal.  In the event the parties elect to establish the Fair Market Rental through an appraisal process, Landlord and Tenant shall each appoint one appraiser within thirty (30) days thereafter; provided, however, that if either party fails to designate an appraiser within the time period specified, then the appraiser who is designated shall conclusively determine the Fair Market Rental.  If two (2) appraisers are designated, then they shall submit within thirty (30) days after the second thereof has been designated their appraisals of the Fair Market Rental.  Landlord and Tenant intend that the "Fair Market Rental" shall be deemed to be the rentable square feet of industrial space that is then being charged for industrial space located in industrial buildings in the vicinity of  the greater Phoenix industrial market that are comparable in quality and offer similar amenities to the Premises and involving arms length, new leases with similar terms and conditions, taking into account the savings to the Landlord in putting a new tenant into possession of the Premises and all concessions offered in such other arms length new leases in the market (including without limitation free rent, tenant improvement allowances, leasing commissions, and moving allowances).  The spaces used for comparison shall be comparable in size, quality and design to the Premises, and such spaces used for comparison shall be comparable to the Premises with respect to their location within such buildings, the quality and quantity of tenant improvements installed at each landlord's expense, and the financial strength of Tenant, and, if available, shall factor uses similar to Tenant’s permitted Use as set forth in Article 1(i) of this Lease.  Should the two appraisers be unable to agree within said thirty (30) days, the two appraisers shall each submit an independent written appraisal and together they shall designate one (1) additional person as appraiser within five (5) days following the expiration of said thirty (30) day period; provided however, that if the difference between the two appraisals is five percent (5%) or less of the lowest appraisal, then an additional appraiser shall not be designated and the Fair Market Rental shall equal the average of the two (2) appraisals that are submitted.  The third appraiser shall submit an independent written appraisal within thirty (30) days following his or her appointment.  If the two appraisers cannot agree upon a third appraiser, then either party hereunder may request that the presiding Judge of the Maricopa County Superior Court appoint such third appraiser.  The Fair Market Rental shall be equal to the average of the two (2) written appraisals which are closest, and third (3rd) appraisal shall be disregarded.  Each party shall bear the costs of the appraiser appointed by it.  If three (3) appraisers are appointed, each party shall bear the cost of the appraiser appointed by it and the parties shall share equally in the cost of the third appraiser.  No person shall be appointed or designated an appraiser unless he or she is (i) an independent appraiser who is a currently certified member of the American Institute of Real Estate Appraisers (with MM designation) and unless he or she has at least five (5) years experience as an appraiser in Maricopa County, or (ii) a real estate broker with at least ten (10) years experience in leasing of commercial office space in the vicinity of the Premises.  The third appraiser shall not have ever been employed (full-time or part-time or on a consulting basis) by Landlord or Tenant.  In the event that the Fair Market Rental is not established before the commencement of the extended term, Tenant shall continue to pay the Minimum Annual Rent in effect as of the end of the original term; when the Fair Market Rental has been established, the new Minimum Annual Rent shall be retroactively effective as of the beginning of the extended term, and Tenant shall pay Landlord any deficiency with in thirty (30) days after the establishment of the new Minimum Annual Rent.  If Tenant has overpaid the Minimum Annual Rent during such period, such overpayment shall be offset against rent thereafter coming due.  Notwithstanding the foregoing, if either Landlord or Tenant is not satisfied with the Fair Market Rental determined by the appraisal process, such party may elect to terminate this Lease at the end of the applicable term by providing written notice to the other party within ten (10) days after the Fair Market Rent is determined by the appraiser(s).

7. Option to Terminate.  Tenant shall have the right and option, exercisable by giving Landlord a minimum of nine (9) months prior written notice thereof, to terminate this Lease at the expiration of the sixtieth (60) full month of the Term and by paying Landlord a cancellation fee (on or prior to such expiration date) equal to the sum of (i) nine (9) months (or ten (10) months if Tenant elects to utilize any portion of the Additional Allowance, as hereinafter defined) of what would have been the then existing Minimum Annual Rent during months sixty one (61) through sixty nine (69) at the time of giving notice, plus (ii) nine (9) months (or ten (10) months if Tenant elects to utilize any portion of the Additional Allowance, as hereinafter defined) of estimated Operating Expenses to be paid by Tenant for months sixty one (61) through sixty nine (69), such Operating Expenses to be reconciled pursuant to Section 9 below thereafter.  Tenant shall pay all Rent under this Lease and abide by all of the terms and conditions of this Lease through and including such early termination date.

8. Rent; Taxes.  Tenant agrees to pay to Landlord, without demand, deduction or offset, Minimum Annual Rent and Annual Operating Expenses for the Term.  Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term, at Landlord’s address designated in Section 1 above unless Landlord designates otherwise; provided that Monthly Rent for the seventh (7th) month of the first Lease Year shall be paid within ten (10) days after the Commencement Date.  If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Commencement Date.  Tenant shall pay Landlord a service and handling charge equal to 5% of any Rent not paid within ten (10) days after the date due.  In addition, any Rent, including such charge, not paid within fifteen (15) days after the due date will bear interest at the Interest Rate from the date due to the date paid.  Tenant shall pay before delinquent all taxes levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; or (c) Tenant’s property.  Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease.

9. Operating Expenses.  The amount of the Annual Operating Expenses set forth in Section 1(g) above represents Tenant’s Share of the estimated Operating Expenses for the calendar year in which the Term commences.  Landlord may adjust such amount from time to time (but not more than once per Lease Year) if the estimated Annual Operating Expenses increase or decrease; Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated Operating Expenses.  By April 30th of each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Property), Landlord shall provide Tenant with a statement of Operating Expenses for the preceding calendar year or part thereof.  Within 30 days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, Landlord may credit Tenant’s account for any overpayment.  If Tenant does not give Landlord notice within ninety (90) days after receiving Landlord’s statement that Tenant disagrees with the statement and specifying the items and amounts in dispute, Tenant shall be deemed to have waived the right to contest the statement.  Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease.  Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its reasonable discretion, determine from time to time the method of computing and allocating Operating Expenses, including the method of allocating Operating Expenses to various types of space within the Building to reflect any disparate levels of services provided to different types of space.  If the Building is not fully occupied during any period, Landlord may make a reasonable adjustment based on occupancy in computing the Operating Expenses for such period so that Operating Expenses are computed as though the Building had been fully occupied.  With respect to each year following the first full year in which Landlord has received it full assessments, increases in "Controllable Operating Expenses" shall not exceed 10% per year (on a cumulative basis) without Tenant's prior written consent (which consent may be withheld by Tenant in its sole discretion). Controllable Operating Expenses means all those Operating Expenses chargeable to Tenant pursuant to this Lease (including, without limitation, any roof repair and maintenance), but expressly excludes real estate and association taxes and assessments, HVAC repair, maintenance and replacement, utilities and insurance.

Tenant shall be entitled at any reasonable time during regular business hours, but no more than once in each calendar year, after giving to Landlord at least five (5) business days prior written notice, to inspect in Landlord’s business office all Landlord’s records necessary to satisfy itself that all Annual Operating Expenses have been correctly allocated to Tenant, for either or both of the two (2) calendar years immediately preceding the year during which such notice is given, and to obtain an audit thereof by a reputable, independent certified public accountant (selected by Tenant and who also provides non-auditing services to Tenant) to determine the accuracy of Landlord’s certification of the amount of Annual Operating Expenses charged Tenant.  If it is determined that Tenant’s liability for Annual Operating Expenses for either such calendar year is less than ninety percent (90%) of that amount which Landlord previously certified to Tenant for such calendar year, Landlord shall promptly pay to Tenant the reasonable cost of such audit and regardless of such percentage shall refund promptly to Tenant the amount of the additional rent paid by Tenant for such calendar year which exceeds the amount for which Tenant actually is liable, as determined following such audit.  Except as set forth above, Tenant shall bear the total cost of any such audit.

10. Utilities.  Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone and other communication services and any other utilities supplied to the Premises.  Landlord represents and warrants to its actual knowledge that the following utilities shall be separately metered as of the Commencement Date:  all utilities other than water services. Except to the extent Landlord elects to provide any such services and invoice Tenant for the cost or include the cost in Operating Expenses, Tenant shall obtain service in its own name and timely pay all charges directly to the provider.  Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease, provided, however, that Rent shall abate if any utility service is not provided to the Premises for more than five (5) continuous days due to Landlord’s negligence. Landlord shall have the exclusive right to select, and to change, the companies providing such services to the Building or Premises.  Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner approved by Landlord.

11. Insurance; Waivers; Indemnification.

(a) During the Term, Landlord shall carry the following insurance:

(i) All Risk or special risk form (or equivalent) property insurance (including a vandalism and malicious mischief endorsement and sprinkler leakage coverage, and also covering such other risks as Landlord or Landlord's lender may require) on the Premises, Building, Property and common areas (but excluding any personal property which Tenant is obligated to insure) in an amount not less than one hundred percent (100%) of the full replacement cost thereof (excluding footings, foundations and excavation), and including commercially reasonable rental loss coverage for losses covered by such insurance policy.  Such insurance shall include insurance on the Tenant Improvements up to the Tenant Improvement Allowance.  The deductible under the property policy shall not exceed such amount appropriate given prudent risk management practices.

(ii)            Commercial general liability insurance coverage, including bodily injury and property damage with a combined single limit of not less than Five Million Dollars ($5,000,000.00). Landlord may satisfy its insurance obligations under this Lease by blanket, umbrella and/or excess liability coverage, so long as the coverage afforded under the applicable policy is not reduced or diminished as a result thereof.  Landlord agrees to provide Tenant with not less than thirty (30) days' prior written notice to Tenant of policy cancellation, except for cancellation due to non-payment of premium which requires only ten (10) days notice by law.  Such insurance shall be effected under valid and enforceable policies issued by reputable insurers permitted to do business in the State of Arizona and rated in Best’s Insurance Guide, or any successor thereto as having a “Best’s Rating” of “A-” and a “Financial Size Category” of at least “X” or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as Lessee may at any time consider appropriate.

(b) Tenant, at its expense, shall keep in effect commercial general liability insurance, including contractual liability insurance, covering Tenant’s use of the Property, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $1,000,000 combined single limit with a $5,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder.  Tenant shall also maintain property insurance on the value of the Tenant Improvements over and above the Tenant Improvement Allowance.  The policies shall add Landlord, Liberty Property Trust and at Landlord’s request, any Mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis.  The insurer shall be authorized to issue such insurance in which the Property is located and rated at least “A-, X” in the most current edition of Best’s Insurance Reports.  Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and no later than 30 days after the date of each policy renewal, a certificate of insurance evidencing such coverage.

(c) Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, such waiver by Landlord shall not be effective with respect to Tenant’s liability described in Section 13(f) below.  This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss.  Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary.   Tenant assumes all risk of damage to Tenant’s personal property within the Property, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft or any other perils typically covered by standard property insurance policies, except to the extent caused by Landlord’s breach of any of its obligations under this Lease.

(d) Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Property by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term.  Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease, but only to the extent that the causes giving rise to Tenant's obligations under this Article 11.(d) occur before the expiration of this Lease.

(e) Subject to the terms of this Lease, Landlord will protect, indemnify and hold harmless Tenant and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property caused to any person in or about the Premises occasioned wholly or in part by the negligence of Landlord or its Agents, except to the extent such loss, injury or damage was caused by the negligence of Tenant or its Agents. In case any action or proceeding is brought against Tenant and/or its Agents by reason of the foregoing, Landlord, at its expense, shall resist and defend such action or proceeding, or cause the same to be resisted and defended by counsel (reasonably acceptable to Tenant and its Agents) designated by the insurer whose policy covers such occurrence or by counsel designated by Landlord and approved by Tenant and its Agents. Landlord’s obligations pursuant to this Section shall survive the expiration or termination of this Lease, but only to the extent that the causes giving rise to Landlord’s obligations under this Article 11.(e) occur before the expiration of this Lease.

12. Maintenance and Repairs.

(a) Landlord shall Maintain the:  (i) Building footings, foundations, structural steel columns and girders, floor slab and other structural components of the Property at Landlord’s sole expense; (ii) Building exterior walls; (iii) Building Systems; and (iv) Common Areas.  Costs incurred by Landlord under the foregoing subsections (ii), (iii) and (iv) will be included in Operating Expenses provided that to the extent any heating, ventilation and air conditioning system, or other Building System, equipment or fixture exclusively serves the Premises, Landlord may elect either to Maintain the same at Tenant’s sole expense and bill Tenant directly or by notice to Tenant require Tenant to Maintain the same at Tenant’s expense.

Notwithstanding the foregoing, Landlord shall be responsible for any repairs or replacements of any heating, ventilation and air conditioning system ("HVAC"):

(i) located in the office area, and to the extent any such single repair or replacement exceeds $1,000.00 per unit, Landlord shall pass on to Tenant for the remainder of the Term its pro rata share of such cost amortized over the useful life of such repair or replacement determined in accordance with generally accepted accounting principles, and

(ii) located in the warehouse area, and to the extent any such single repair or replacement exceeds $1,000.00 per unit, Landlord shall pass on to Tenant for the remainder of the Term its pro rata share of such cost amortized over the remainder of the Term.

Notwithstanding the foregoing, any repair or replacement of the HVAC that results from damage caused by Tenant or Tenant's Agents shall be the sole responsibility of Tenant at Tenant's sole expense.  Landlord shall be responsible for securing the HVAC maintenance contract at Tenant's sole expense.  In the event Landlord’s HVAC maintenance contract exceeds prevailing market financial terms, Tenant shall have the right to require Landlord to bid out such contract upon expiration of the existing contract.  If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord of the condition.

Notwithstanding the foregoing, Landlord shall Maintain the roof and the costs thereof shall be shared as follows:

(i)           to the extent any single repair costs less than $10,000.00, Tenant shall promptly reimburse Landlord for such cost;

(ii)           to the extent any single repair costs $10,000.00 or more, Landlord shall pass on to Tenant for the remainder of the Term its pro rata share of such cost amortized over the useful life of such roof repair determined in accordance with generally accepted accounting principles.

(iii)           if during the Term the entire structure of the roof must be replaced, Landlord shall replace the roof at Landlord’s sole expense.

Notwithstanding the foregoing, any repair or replacement of the roof that results from damage caused by Tenant or Tenant's Agents shall be the sole responsibility of Tenant at Tenant's sole expense.

(b) Except as provided in subsection (a) above, Tenant at its sole expense shall Maintain the interior, non-structural portions of the Premises and all fixtures and equipment in the Premises.  All repairs and replacements by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises.  Alterations, repairs and replacements to the Property, including the Premises, made necessary because of Tenant’s Alterations or installations or any use or circumstances special or particular to Tenant or any act or omission of Tenant or its Agent, shall be made by Landlord or Tenant as set forth above, but at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord.

13. Compliance.

(a) Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to Tenant’s use or occupancy of the Premises  or Tenant’s business conducted within the Premises.  Tenant will pay any taxes or other charges by any authority on Tenant’s property or trade fixtures or relating to Tenant’s use of the Premises.  Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or Common Areas (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or the Property to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration).  Notwithstanding anything to the contrary contained in this Lease, Landlord shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises, except to the extent such compliance is required (i) by Tenant’s particular use or occupancy of the Premises or as a result of Tenant’s business conducted within the Premises, or (ii) as a result of any Alteration performed by Tenant after the Commencement Date.

(ii)          Except for Tenant's obligations pursuant to Article 13(a)(i) above, Landlord, throughout the Term of this Lease, shall comply with all Laws concerning the Property, and such compliance costs shall (subject to the Exclusions, as hereinafter defined) be chargeable to Tenant as Operating Expenses; provided, however, that in the event that Landlord receives notice that the Building is not in compliance with applicable Laws existing as of the Commencement Date, Landlord shall make such modifications as may be required by order or directive of any applicable governmental authority in order to bring the Building into compliance with applicable Laws as of the Commencement Date without cost or expense to Tenant and without including such cost or expense as an Operating Expense.

(b) Tenant will comply, and will use reasonable efforts to cause its Agents to comply, with the Building Rules.

(c) Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance (unless Tenant agrees to pay for such increase) or which will prevent Landlord from procuring policies (including public liability) from companies and in a form reasonably satisfactory to Landlord.  If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within 30 days after being billed.

(d) Landlord hereby discloses to Tenant that the Premises and Building are a portion of a larger development known as Cotton Center, and that Cotton Center consists of certain improvements for the benefit of all owners and occupants in Cotton Center, in accordance with the following recorded documents (collectively, the " Cotton Center CC&Rs"):  (i) Declaration of Covenants, Conditions, Easements and Restrictions dated December 24, 1998, recorded in Instrument No. 98-1169010, (ii) Supplementary Declaration dated April 15, 1999, recorded in Instrument No. 99-0361560, and (iii) Supplementary Declaration dated October 30, 2000, recorded in Instrument No. 2000-830360.    Pursuant to the Cotton Center CC&Rs, residents of Cotton Center are assessed association fees and other charges, which cover, among other items, repair and maintenance of improvements within Cotton Center, such as sidewalks, curbs, landscape areas, fountains and lighting.  Tenant hereby acknowledges prior receipt of the Cotton Center CC&Rs.

(e) Landlord further discloses to Tenant that the Premises and Building are subject to the following recorded documents (collectively, the "Allred Cotton Center CC&Rs"):  (i) Declaration of Covenants, Conditions, and Restrictions and Grant of Easements dated November, 2000, recorded in Instrument No. 2000-0862293, (ii) First Amendment to Declaration of Covenants, Conditions, and Restrictions and Grant of Easements dated March 8, 2001, recorded in Instrument No. 2001-0182782, and (iii) Second Amendment to Declaration of Covenants, Conditions, and Restrictions and Grant of Easements dated March 11, 2002, recorded in Instrument No. 2002-029648.    Pursuant to the Allred Cotton Center CC&Rs, residents of Cotton Center are assessed association fees and other charges, which cover, among other items, repair and maintenance of improvements within Cotton Center, such as sidewalks, curbs, landscape areas, fountains and lighting.  Tenant hereby acknowledges prior receipt of the Allred Cotton Center CC&Rs.

(f) Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing.  If at any time during or after the Term, any portion of the Property is found to be contaminated and such contamination was caused by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost.  Tenant’s obligations pursuant to this subsection shall expire on the last day of the second year after the expiration or earlier termination date of this Lease.

14. Signs.  Tenant shall not place any signs on the Property without the prior consent of Landlord (which consent shall not be unreasonably withheld, delayed or conditioned), other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises.  Tenant shall maintain all signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant’s signs.

15. Alterations.  Except for non-structural Alterations that (i) do not exceed $50,000 in the aggregate, (ii) are not visible from the exterior of the Premises, (iii) do not affect any Building System or the structural strength of the Building, (iv) do not require penetrations into the floor, ceiling or walls, and (v) do not require work within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld, delayed or conditioned.  With respect to any Alterations made by or on behalf of Tenant (whether or not the Alteration requires Landlord’s consent): (i) not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage adding Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, and (iv) Tenant shall pay Landlord all reasonable costs and expenses in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary.

Any Alteration by Tenant (other than Tenant Improvements up to the value of the Tenant Improvement Allowance) shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord, unless Landlord gives written notice to Tenant (in accordance with the next sentence) to remove it, in which event Tenant will remove it, will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration.  At Tenant’s request prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations (“Required Removal Alterations”) at the expiration or termination of this Lease. Notwithstanding the foregoing, Tenant shall have the right (but not the obligation except as to Required Removal Alterations) to remove any and all Alterations upon expiration of the Lease, provided that Tenant repairs any damage to the Premises caused by such removal. Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building or any occupant.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no obligation or right to remove the Tenant Improvements (as hereinafter defined).

16. Mechanics’ Liens.  Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises.  Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant.  Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien.  Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall discharge the same by bonding or otherwise within thirty (30) days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.

17. Landlord’s Right of Entry.  Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in an emergency) to inspect, Maintain, or make Alterations to the Premises or Property, to exhibit the Premises for the purpose of sale or financing, and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant.  Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry.

18. Damage by Fire or Other Casualty.  If the Premises or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant (other than the Tenant Improvements).  Landlord shall notify Tenant, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete; in such event, either Landlord or Tenant (unless the damage was caused by Tenant) may terminate this Lease effective as of the date of casualty by giving notice to the other within 30 days after Landlord’s notice. If the restoration actually takes more than 240 days from the date of the casualty to complete, in such event Tenant (unless the damage was caused by Tenant) may terminate this Lease effective as of the date of casualty by giving notice to the other within 210 days from the date of the casualty.  If a casualty occurs during the last 12 months of the Term, Landlord may terminate this Lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty.  Moreover, Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease.  Tenant will receive an abatement of Minimum Annual Rent, Annual Operating Expenses and other Rent to the extent the Premises are rendered untenantable as a result of the casualty.

19. Condemnation.  If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Landlord’s or Tenant’s opinion for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession.  If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent, Annual Operating Expenses and other Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately.  The compensation awarded for a Taking shall belong to Landlord, except as provided in the next sentence.  Except for any relocation benefits and award for loss of business, Tenant’s Alterations, trade fixtures and equipment to which Tenant may be entitled provided same do not reduce the amount of Landlord’s award, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.

20. Quiet Enjoyment.  Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

21. Assignment and Subletting.

(a) Except as provided in Section (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.  Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant of Landlord or an affiliate of Landlord, (ii) the business, business reputation or creditworthiness of the proposed transferee is unacceptable to Landlord,   or (iii) Tenant is in default under this Lease or any act or omission has occurred which would constitute a default with the giving of notice and/or the passage of time. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer.  In no event shall any Transfer relieve Tenant from any obligation under this Lease.  Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.  Any Transfer not in conformity with this Section 21 shall be void at the option of Landlord.

(b) Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i),  Tenant provides Landlord notice of the Transfer at least 15 days prior to the effective date, and (ii) in the case of an assignment or sublease, Tenant delivers to Landlord within 30 days after the effective date an assumption agreement executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.

(c) The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer all of the Premises (other than to an Affiliate), Landlord may terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition.  If Tenant proposes to enter into a Transfer of less than all of the Premises (other than to an Affiliate), Landlord may amend this Lease to remove the portion of the Premises to be transferred, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition.

(d) If any assignment or sublease provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including, without limitation, a premium rental for a sublease or a lump sum payment for an assignment) in excess of the Minimum Annual Rent and/or additional rent payable under this Lease (or in the case of a subletting of less than all of the Premises, in excess of the pro rata portion of the Minimum Annual Rent and/or additional rent allocable to the portion of the Premises proposed to be sublet), any such excess shall be retained by Tenant.

(e) If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least 15 days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests.  Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease.  Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested.

22. Subordination; Mortgagee’s Rights.

(a) Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant’s right of possession of the Premises shall not be disturbed by the Mortgagee so long as Tenant is not in default under this Lease beyond the expiration of an applicable notice and cure period.  This clause shall be self-operative, but within twenty (20) days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee  may reasonably request and so long as the Mortgagee shall execute and deliver a non-disturbance agreement in the form reasonably requested by the Mortgagee.  However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.

(b) No Mortgagee shall be (i) liable for any act or omission of a prior landlord, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent, or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.  Landlord represents and warrants that as of the Date of this Lease there is no Mortgage encumbering the Property.  Landlord covenants that between the Date of this Lease and the Commencement Date, Landlord shall not encumber the Property with any Mortgage; provided, however, that Landlord shall have the right to so encumber the Property during such period so long as the Mortgagee agrees in writing that such Mortgagee shall be liable for Landlord’s obligations under the Lease to perform and complete the Tenant Improvements (as hereinafter defined) and to make available to Tenant the Tenant Improvements Allowance and Additional Allowance (each as hereinafter defined).

(c) The provisions of Sections 18 and 19 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

23. Tenant’s Certificate; Financial Information.  Within twenty (20) days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in the form of attached Exhibit “C” (or other form requested by Landlord), modified as necessary to accurately state the facts represented (provided Landlord shall not make such request more than 2 times per calendar year), and (b) Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information, unless such financial information is available to the general public over the internet.

24. Surrender.

(a) On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in as good condition as same were in on the Commencement Date, except for ordinary wear and tear, except for casualty or condemnation damage or other conditions that Tenant is not required to remedy under this Lease, and for acts of God and the elements.  Prior to the expiration or termination of this Lease, Tenant shall remove from the Property all wiring and cabling (unless Landlord directs Tenant otherwise), all furniture, trade fixtures and equipment, and all other personal property installed by Tenant or its assignees or subtenants.  Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition.  Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property.  If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

(b) Provided Tenant gives Landlord not less than six (6) months prior written notice of such holdover, Tenant shall have the right to holdover in possession of the Premises for up to four (4) months (the “Initial Holdover Period”) under the same terms and conditions of this Lease, with the exception that (i) the Minimum Monthly Rent during the Initial Holdover Period shall be 103% of the immediately preceding Minimum Monthly Rent, (ii) Tenant shall be allowed to vacate the Premises at any time during such four (4) month period after giving Landlord thirty (30) days prior written notice, and (iii) Tenant shall not be liable for any damages, including consequential damages, that Landlord suffers as a result of the holdover.  If notice was not properly provided by Tenant for the Initial Holdover Period or if Tenant remains in possession of the Premises after the expiration or termination of the Initial Holdover Period, Tenant’s occupancy of the Premises shall be that of a tenancy at will.  Tenant’s occupancy during any holdover period after the Initial Holdover Period (or after the Expiration Date if notice was not property given by Tenant for the Initial Holdover Period) shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Minimum Monthly Rent shall be 125% of the immediately preceding Minimum Monthly Rent during the holdover period.   No holdover or payment by Tenant after the expiration or termination of the Initial Holdover Period shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.  Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant (other than during the Initial Holdover Period) shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover.

25. Defaults - Remedies.

(a) It shall be an Event of Default:

(i) If Tenant does not pay in full when due any and all Rent and, except as provided in Section 25(c) below, Tenant fails to cure such default on or before the date that is ten (10) days after Landlord gives Tenant notice of default;

(ii) If Tenant enters into or permits any Transfer in violation of Section 21 above;

(iii) If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 25(c) below, Tenant fails to cure the default on or before the date that is  thirty (30) days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within thirty (30) days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time to cure the default if Tenant begins to cure the default within ten (10) days following Landlord’s notice and continues diligently in good faith to completely cure the default; or

(iv) If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than ninety (90) consecutive days.

(b) If an Event of Default occurs, Landlord shall have the following rights and remedies provided same are exercised in accordance with applicable Laws:

(i) Landlord, without any obligation to do so, may upon fourteen (14) days prior written notice (except in emergency) to Tenant elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with an administrative fee of 15% thereof) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

(ii) To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages.  Landlord may, at Landlord’s option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account.  Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting.  In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

(iii) To accelerate the whole or any part of the Rent for the balance of the Term, and declare the same to be immediately due and payable; and

(iv) To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

(c) If Landlord elects to accelerate Rent pursuant to Section 23(b)(iii) above, Landlord shall be entitled to recover the following amounts (reduced by the amount of loss of Rent that Tenant proves could be reasonably avoided):

(i) The worth at the time of award of any unpaid Rent and other charges which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount of any Rent and other charges which would have been earned after termination until the award; plus

(iii) The worth at the time of award of the amount of any unpaid Rent and other charges which Tenant would have paid for the balance of the Term after the time of award; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including without limitation, any costs or expenses incurred by Landlord in (a) maintaining or preserving the Premises after such default, (b) recovering possession of the Premises, including reasonable attorneys’ fees therefore, (c) expenses of reletting the Premises to a new tenant, including necessary renovations or alterations of the Premises, reasonable attorneys’ fees incurred, and leasing commissions incurred; plus

(v) Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State where the Project is located.

As used in subparagraphs (i), (ii) and (iii) above, the “worth at the time of award” is computed by allowing interest on unpaid amounts at the rate of 6.0% per annum.

For purposes of this Section 25, all Rent other than Minimum Annual Rent, shall, for purposes of calculating any amount due under the provisions of subparagraph (iii) above, be computed on the basis of the average monthly amount of Rent payable by Tenant during the immediately preceding 36 month period, except that if it becomes necessary to compute such rental before such 36 months of the Term expired, then such Rent shall be computed on the basis of the average monthly amount of  Rent payable during such shorter period.

(d) Any provision to the contrary in this Section 25 notwithstanding, (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 25(a) above more than twice in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease, and (ii) Landlord shall not be required to give such notice prior to exercising its rights under Section 25(b) if Tenant fails to comply with the provisions of Sections 16, 32 or 23 in an emergency.

(e) No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach.  Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder.  No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity.  No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

(f) Notwithstanding anything to the contrary contained herein, Landlord shall make reasonable effort to mitigate its damages to the extent required under applicable Laws; provided that if, after the date hereof, the Laws shall change so that Landlord shall not be required to perform any mitigation of its damages, following repossession of the Premises, Landlord agrees to make commercially reasonable efforts to re-let the Premises at such rates and under such terms as are then commercially reasonable.

(g) If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

(h) Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

26. Tenant’s and Landlord’s Authority.  Tenant represents and warrants to Landlord that:  (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant.  Landlord represents and warrants to Tenant that:  (a) Landlord is duly formed, validly existing and in good standing under the laws of the state under which Landlord is organized, and qualified to do business in the state in which the Property is located, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Landlord.

27. Liability of Landlord and Tenant.  The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord.  Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued.  Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue.  Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord notice specifying the default and Landlord fails to cure the default within a reasonable period following Tenant’s notice.  Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of any claim by Tenant against Landlord.

In no event shall Landlord or Tenant be liable to the other party for any loss of business or profits of such party or for consequential, punitive or special damages of any kind, except for Tenant’s liability for damages under Section 24(b) above.

28. Tenant Improvements; Tenant Allowance.

(a) Landlord, through the Contractor and subcontractors, shall complete construction of the improvements agreed upon between Landlord and Tenant (the "Tenant Improvements") in accordance with this Section 28.  Landlord and shall deliver such Premises in its then “as is” condition, except as set forth in this Lease.  Landlord agrees to complete such construction at Tenant’s sole expense (except as otherwise provided in Exhibit “D” attached hereto) equal to the aggregate of all costs, expenses and fees incurred by or on behalf of Landlord in connection therewith (the “Tenant’s Cost”), including without limitation (i) architectural, engineering and design costs (whether incurred by Landlord or Tenant), (ii) the cost charged to Landlord by Landlord’s general contractor (the "Contractor") and all subcontractors for performing such construction, and (iii) the cost to Landlord of performing directly any portion of such construction.  Landlord agrees to credit Tenant with an allowance equal to Forty-Three and 00/100 Dollars ($43.00) per rentable square foot of the Premises (the “Tenant Improvement Allowance”).  Landlord and Tenant hereby agree that the Minimum Annual Rent hereunder is subject to adjustment based upon the aggregate cost of the Tenant Improvements, including out-of-pocket expenses and reasonable soft costs, as follows: in the event that the actual aggregate costs of the Tenant Improvements are an amount less than $43.00 per rentable square foot (the “Cost Savings”), the Minimum Annual Rent hereunder shall be decreased each year by an amount equal to seven percent (7%) of the difference between (i) $43.00 per rentable square foot multiplied by 101,269 rentable square feet, and (ii) the actual aggregate cost of the Tenant Improvements.  In lieu of the foregoing, Tenant shall have the right upon notice to Landlord to apply the Cost Savings towards additional improvements to the Premises.  In addition, Tenant may request an additional tenant improvement allowance equal to Four and 00/100 Dollars per rentable square foot of the Premises (the “Additional Allowance”), which amounts (i) would be amortized at a rate per annum equal to ten percent (10%) and the resulting monthly amount so amortized will be added to the Monthly Minimum Rent, and (ii) may be applied towards the Tenant Improvements or additional tenant improvements, but not furniture, fixtures and equipment.  Landlord shall obtain or cause  Contractor to obtain all applicable licenses, permits and approvals to complete the Tenant Improvements in accordance with all applicable Laws.  Landlord covenants to require Contractor to construct and complete the Tenant Improvements in accordance with the Final Drawings (as defined below), in a good and workmanlike manner and in compliance with all Laws.

(b) Space Plan. Landlord and Tenant have agreed upon a space plan and scope of work for the Tenant Improvements as set forth on Exhibit "D" attached hereto (the “Space Plan and Scope of Work for Tenant Improvements”).

(c) Construction Drawings and Specifications.  On or before September 1, 2008, Tenant will provide Landlord with construction drawings and specifications for the Tenant Improvements for Landlord's review and approval.  Landlord will review and approve or provide comments to the construction drawings and specifications, which approval Landlord shall not unreasonably withhold, condition or delay, the construction drawings and specifications in writing to Tenant within fifteen (15) business days after receiving the construction drawings and specifications from Tenant.  If Landlord reasonably disapproves the construction drawings, Landlord shall specifically describe any reasons for such disapproval in a written notice to Tenant.  If Tenant disagrees to the objections Landlord has to the construction drawings and specifications, Landlord and Tenant shall use diligent and good faith efforts to resolve any such dispute in a prompt manner.  Thereafter, Tenant will provide appropriately revised construction drawings and specifications to Landlord reflecting any such changes that were agreed upon on or before the date that is five (5) business days following Tenant's receipt of Landlord’s disapproval of the construction drawings and specifications if there is no disagreement or five (5) business days after resolution of the dispute if there is disagreement.  All revisions to the construction drawings and specifications will be clouded, blacklined, or otherwise clearly marked to highlight such revisions for easy identification as a revised item.  The agreed upon construction drawings and specifications are hereinafter referred to herein as the "Final Drawings".

(d) Contractor Bids; Budget.  Promptly following agreement between Landlord and Tenant of the construction drawings, Landlord and Tenant shall each submit the names of two (2) general contractors for construction trade bidding and bid analysis.  Landlord shall submit the construction drawings to each of the general contractors selected by Landlord and Tenant.  Each general contractor shall have five (5) days from the submission date (the "Bid Expiration Date") on which to bid the costs and expenses and timing related to the Tenant Improvements.  Not later than five (5) days after the Bid Expiration Date, Landlord and Tenant shall select the Contractor, but will give primary consideration to (i) the price of the Tenant Improvements, (ii) the timing for completion of the Tenant Improvements, and (iii) the general reputation of the party bidding on the Tenant Improvements.  After Landlord and Tenant select the Contractor, the Contractor will promptly submit the construction drawings and specifications for permits.  Any delay in the permitting process not caused by Landlord shall be a Force Majeure Delay.

(e) Changes to Construction Drawings and Specifications.  Tenant will immediately notify Landlord if Tenant desires to make any changes to the Tenant Improvements after the construction drawings and specifications have been agreed upon.  If Landlord approves the revisions, Landlord or Contractor will notify Tenant of the anticipated additional cost and delay in completing the Tenant Improvements that would be caused by such revisions.  If Landlord reasonably disapproves the revisions, Landlord will notify Tenant of the reasons for disapproval and will cooperate with Tenant to resolve the disagreements.  Tenant will approve or disapprove the increased cost and delay within 5 business days after such notice.  If Tenant approves, Landlord will prepare, and Landlord and Tenant will execute, a change order describing the revisions and the anticipated additional cost and delay.  If Tenant disapproves, the changes will not be made unless Landlord and Tenant can agree upon a resolution within 5 business days thereafter.  Any delay relating to a request for revisions or a change order is a Tenant Delay.  If Landlord reasonably estimates that the change order will cause the cost of the Tenant Improvements to exceed the Tenant Improvement Allowance (and to the extent applicable, the Additional Allowance), or if the cost of the Tenant Improvements already exceeds the Tenant Improvement Allowance (and to the extent applicable, the Additional Allowance), Landlord may require Tenant to deposit such estimated additional cost with Landlord before the change order work is performed.

(f) Landlord’s Approval Rights.  Landlord may withhold its approval of any changes to the space plan, construction drawings and specifications, change orders, or other work requested by Tenant which Landlord reasonably determines may require work which: (a) exceeds or adversely affects the structural integrity of the Building; (b) will increase the cost of operation or maintenance of any of the systems of the Property (unless Tenant agrees in writing to pay for such increased costs); (c) does not conform to applicable building codes, policies or procedures or is not approved by any governmental authority with jurisdiction over the Premises; (d) may detrimentally affect the uniform appearance of the Property; (e) is not a building standard item or an item of equal or higher quality; or (f) is reasonably disapproved by Landlord for any other reason.

(g) Tenant’s Representative.  Tenant designates Bjorn Hansen as the representative of Tenant having authority to approve the construction drawings and specifications, request or approve any change order, give and receive all notices, consents, approvals and directions regarding the Tenant Improvements, and to otherwise act for and bind Tenant in all matters relating to the Tenant Improvements.  Bjorn Hansen’s email address is bhansen@shutterfly.com and telephone number is 650-610-3547.

(h) Substantial Completion.  Landlord will use commercially reasonable efforts to achieve Substantial Completion of the Tenant Improvements on or before March 1, 2009, subject to Tenant Delays, delays in agreement on the construction drawings and specifications, third party and government approvals, disputes between Landlord and Tenant and Force Majeure Delays.  If Landlord is unable to achieve Substantial Completion on or before March 1, 2009, as extended for Tenant Delays, delays in agreement on the construction drawings and specifications, third party and government approvals and disputes between Landlord and Tenant and Force Majeure Delay, Tenant shall receive a credit to Minimum Annual Rent equal to one (1) day of Minimum Annual Rent for each day thereafter for which Landlord is unable to achieve Substantial Completion, which credits shall be applied to the first payment of Minimum Annual Rent.

If Landlord is unable to achieve Substantial Completion on or before May 31, 2009, as extended for Tenant Delays (but not Force Majeure Delay), Tenant may immediately terminate this Lease by written notice to Landlord no later than June 7, 2009 as its sole and exclusive remedy.  Landlord shall not liable to Tenant for any resulting loss or damage; provided, however, that Landlord (a) will appropriately adjust the Commencement Date and (b) agrees that the Minimum Annual Rent credit referenced in the immediately preceding paragraph shall remain in the event Tenant does not elect to terminate.  Alternatively, if Landlord reasonably believes that it will be unable to achieve Substantial Completion on or before May 31, 2009, as extended for Tenant Delays, delays in agreement on the construction drawings and specifications, third party and government approvals and disputes between Landlord and Tenant, Landlord may provide written notice of the same to Tenant, upon which Tenant may within fifteen (15) days of receipt of such notice, terminate this Lease by written notice to Landlord as its sole and exclusive remedy and Landlord shall promptly return to Tenant all prepaid rent previously paid to Landlord.  In the event Tenant has not terminated within such time periods set forth above, this Lease shall remain in full force and effect.  Landlord shall not liable to Tenant for any resulting loss or damage; provided, however, that Landlord will appropriately adjust the Commencement Date.

Landlord shall deliver the Premises to Tenant clean and free of debris.

(i) Punch List.  Landlord shall give Tenant estimates of the schedule for completion of the Tenant Improvements and endeavor to provide thirty (30) days prior written notice of the anticipated date the Premises will be ready for occupancy.  Not later than thirty (30) days after the date of Substantial Completion of the Tenant Improvements, Landlord and Tenant’s Representative will inspect the Premises and develop a “punch list” of any Tenant Improvement items which were either not properly completed or are in need of repair.  Landlord will complete (or repair, as the case may be) the items listed on the punch list with commercially reasonable diligence and speed, but in no event later than sixty (60) days after the punch list is developed.  If Tenant does not inspect the Premises with Landlord as reasonably requested by Landlord within thirty (30) days after the date of Substantial Completion, Tenant will be deemed to have accepted the Premises as delivered.

(j) Tenant Finish Work.  All finish work and decoration and other work desired by Tenant and not included within the Tenant Improvements to be performed by Landlord as set forth in the approved construction drawings and specifications will be designed, furnished and installed by Tenant at Tenant’s sole expense and will not be chargeable against the Tenant Improvement Allowance.  Tenant will perform all such work in the same manner and following the same procedures as are provided in this Lease for alterations to the Premises.  Landlord is under no obligation to perform, inspect, or supervise any such work, and Landlord shall have no liability or responsibility whatsoever therefor.  Landlord hereby approves the Tenant work set forth on Exhibit “G” attached hereto (the “Tenant Work”).

(k) Landlord's Warranty.  Landlord agrees to provide Tenant with a one (1) year warranty regarding the Tenant Improvements in the same form attached hereto as Exhibit "I" and which shall be contained in the  contractor agreement for the construction of the Tenant Improvements.

29. Major Work.  Landlord agrees to use commercially reasonably efforts during the months of November and December to (a) avoid planning and performing significant maintenance on the improvements on the Premises, or (b) causing an interruption to the Building Systems, in either case which would materially limit access to the Premises or Common Areas.

30. Emergency Generator.  Landlord acknowledges that Tenant shall have the right to (i) install emergency generator(s) in the “truck court” area of the Premises, subject to Tenant’s compliance with all applicable Laws and Building Rules, (ii) test the generator(s) on a monthly basis, and (iii) notwithstanding anything to the contrary contained the Lease, to remove such generator(s) at the expiration of the Lease.

31. Option to Purchase.

(a) Tenant shall have the option to purchase the Premises not later than the expiration of the first (1st)  year of the Term by giving written notice to Landlord not later than thirty (30) days  prior to the expiration of such year (the “Purchase Notice”); it being agreed that time is of the essence.  Upon exercise by Tenant of its option to purchase, this Lease and the Purchase Notice shall constitute an agreement of sale and purchase between the parties whereby Landlord shall agree to sell and Tenant shall agree to purchase the Premises upon the following terms and conditions:

(i) The purchase price for the Premises shall be Twenty Six Million Three Hundred Thousand and 00/100 Dollars ($26,300,000.00), plus any of the Additional Allowance utilized by Tenant.

(ii) Settlement for the purchase of the Premises shall be held at Landlord’s office at 2390 E. Camelback Road, Suite 318, Phoenix, Arizona 85016 at 10:00 a.m. on a date which is no later than the expiration of the second year of the Term or, if such date is not a business day, on the first business day thereafter.

(iii) The purchase price shall be payable by Tenant to Landlord at the time of settlement by wire transfer of immediately available federal funds.

(iv) Landlord and Tenant shall share equally in the payment for any documentary stamps to be affixed to the deed of conveyance and any realty transfer taxes imposed upon or in connection with the conveyance.  All amounts prepaid by Landlord for operating expenses and any other charges which are applicable to the period of time after settlement and which have not been paid previously by Tenant shall be paid by Tenant to Landlord at the time of settlement. Tenant shall pay to Landlord all Rent that accrues pursuant to this Lease prior to the date of settlement.

(v) Landlord shall convey to Tenant a good and marketable fee simple title to the Premises by Special Warranty Deed which shall be in sufficient form to be recorded, in which Landlord shall covenant and agree that the grantor has not done, committed, or knowingly or willingly suffered to be done or committed, any act, matter or thing whatsoever whereby the Premises granted, or any part thereof, is charged or encumbered.  Tenant shall accept title to the Premises subject to existing leases; any and all taxes; all restrictions, encumbrances and exceptions of record existing on the date of this Lease; all liens, restrictions, encumbrances and exceptions hereafter created by Landlord with the written consent of Tenant; any mortgage as described in subsection (vi) below; all utility easements and public road rights-of-way hereafter created by Landlord which are reasonably desirable for the development and/or maintenance of the Premises, lands adjacent to the Premises, or both; any violations of building codes, fire laws and other laws and regulations; any liens, encumbrances and exceptions not created by or resulting from the act, omission or default of Landlord; all zoning rules, regulations, restrictions or ordinances; all standard title objections of the title insurance company insuring Tenant's title; and any liens, encumbrances and exceptions created or suffered by Tenant; provided, however, that if Landlord cannot convey title as aforesaid at the time of settlement, Landlord shall have the right, at its option, to postpone the date of settlement for sixty (60) days during which time Landlord shall attempt to cure or satisfy the title defects.  Landlord shall not be required to bring any action or proceeding or otherwise incur any expense to cure or satisfy the title defects.  If Landlord is unable to deliver title as required above, Tenant either shall accept such title as Landlord can deliver, without abatement of the purchase price, or rescind its exercise of its purchase option and this Lease shall continue in effect, except that Tenant thereafter shall have no option to purchase and this Section shall be deemed to be null and void and of no further force or effect.  Tenant's title shall be insurable as aforesaid at ordinary rates by any reputable title insurance company.

(vi) Landlord shall have the right to require the purchase of the Premises by Tenant pursuant to this Section to be structured as a tax deferred exchange under Section 1031 of the Internal Revenue Code and the regulations adopted thereunder, or such substantially equivalent provision of the Internal Revenue Code as is then applicable to sales of Premises; in which event Tenant shall execute such documents and instruments as may be reasonably required by Landlord to facilitate a tax deferred exchange under applicable law.

(b) The option to purchase set forth in this Section shall terminate automatically if at any time during the Term, including without limitation at any time after Tenant delivers the Purchase Notice, Tenant defaults under any of the provisions of this Lease and Landlord gives Tenant written notice of such default; in which event this Section shall be deemed to be null and void and of no further force or effect.  In addition, the option to purchase shall terminate automatically if Tenant transfers this Lease (as described in Section 21) or if the Premises is wholly or partially destroyed by casualty or taken by a condemnation or otherwise for any public or quasi-public use.

32. Right of First Offer.   If and when the next “spec” building to be built in the next phase of the Cotton Center (individually, the “Additional Space”) first becomes available for rental during the term of this Lease and provided that (a) Landlord has not given Tenant notice of a monetary default and/or a material non-monetary Event of Default more than seven (7) times preceding the Expiration Date, (b) Tenant is not in default under this Lease beyond any applicable notice and cure period(s) nor is there any event that with the giving of notice and/or the passage of time would constitute a default, and (c) Tenant  (or a transferee permitted under Section 21(b)) is the occupant of at least seventy five percent (75%) of the Premises, Tenant shall have the right of first offer to lease all of the Additional Space, subject to the following:

(a)           Landlord shall notify Tenant when the Additional Space first becomes available for rental by any party and Tenant shall have ten (10) business days following receipt of such notice within which to notify Landlord in writing that Tenant is interested in negotiating terms for leasing such Additional Space and to have its offer considered by Landlord prior to the leasing by Landlord of the Additional Space to a third party.  If Tenant notifies Landlord within such time period that Tenant is so interested, then Landlord and Tenant shall have 30 days following Landlord’s receipt of such notice from Tenant within which to negotiate mutually satisfactory terms for the leasing of the Additional Space by Tenant and to execute an amendment to this Lease incorporating such terms or a new lease for the Additional Space.

(b)           If Tenant does not notify Landlord within such 10 business days of its interest in leasing the Additional Space or if Tenant does not execute such amendment or lease within such 30 days, if applicable, then this right of first offer to lease the Additional Space will lapse and be of no further force or effect and Landlord shall have the right to lease all or part of the Additional Space to any other party at any time on any terms and conditions acceptable to Landlord.

        (c)           This right of first offer to lease the Additional Space is a one-time right if and when each Additional Space first becomes available, is personal to Tenant and any transferee permitted under Section 21(b) of the Lease and is non-transferable to any assignee or sublessee (other than any transferee permitted under Section 21(b) of the Lease) or other party.

33. Brokers; Recognition and Indemnity.

(a) Tenant and Landlord represent and warrant to each other that Cushman & Wakefield, as Tenant’s broker, and CB Richard Ellis, as Landlord’s broker, are the only brokers or finders that either has had any dealings, negotiations or consultations with relating to the Premises or this transaction and that no other broker or finder called the Premises to Tenant’s attention for lease or took any part in any dealings, negotiations or consultations relating to the Premises or this Lease.  Such named brokers are entitled to a commission on an “if, as and when” rent is collected basis in accordance with a separate agreement.

(b) Tenant agrees to be responsible for, indemnify, defend and hold harmless Landlord from and against all costs, fees (including, without limitation, attorney’s fees), expenses, liabilities and claims incurred or suffered by Landlord arising from any breach by Tenant of Tenant’s foregoing representation and warranty.  Landlord agrees to be responsible for, indemnify, defend and hold harmless Tenant from and against all costs, fees (including, without limitation, attorney’s fees), expenses, liabilities and claims incurred or suffered by Tenant arising from any breach by Landlord of Landlord’s foregoing representation and warranty.

34. Guaranty.                           Intentionally deleted.

35. Notices.  Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord.  Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused.  The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.

36. Miscellaneous.

(a) The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

(b) This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property.  No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease.  This Lease shall not be modified in any manner except by an instrument in writing executed by the parties.  The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number.  The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation.  The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity.  Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

(c) Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided.  All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(d) If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein.  This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

(e) This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns.  All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

(f) Tenant shall not record this Lease or any memorandum without Landlord’s prior consent.

(g) This Lease may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same Lease.  Landlord and Tenant agree that the delivery of an executed copy of this Lease by facsimile or by email of a *.pdf file shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Lease had been delivered.

(h)             See Exhibit “F” attached hereto and made a part hereof for additional terms and conditions of this Lease.

Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Landlord:
Date signed: August 22, 2008
LIBERTY COTTON CENTER, LLC
By:  Liberty Cotton Center II, LLC, its sole Member
By:  Liberty Property Limited Partnership, its sole Member
By: Liberty Property Trust, Sole General Partner

By: /s/ Robert Goldschmidt
Name: Robert Goldschmidt
Title: Senior Vice President, Regional Director

                By: /s/ William P. Hankowsky
Name: William P. Hankowsky
Title: Chairman, President and CEO

Tenant:
Date signed: August 15, 2008	SHUTTERFLY, INC., a Delaware corporation By: /s/ Mark J. Rubash Name: Mark J. Rubash Title: Senior Vice President & Chief Financial Officer

Rider 1 to Lease Agreement

(Multi-Tenant Industrial)

ADDITIONAL DEFINITIONS

“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or a substantial portion of the assets of Tenant.

“Agents” of a party means such party’s employees, agents, representatives, contractors, licensees or invitees.

“Alteration” means any addition, alteration or improvement to the Premises or Property, as the case may be.

“Building Rules” means the rules and regulations attached to this Lease as Exhibit “B” as they may be amended from time to time.

“Building Systems” means any electrical, mechanical, structural, plumbing, sewer, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building.

“Common Areas” means all areas and facilities as provided by Landlord from time to time for the use or enjoyment of all tenants in the Building or Property, including, if applicable, driveways, sidewalks, parking, loading, truck court and landscaped areas.

“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.

“Event of Default” means a default described in Section 25(a) of this Lease.

"Force Majeure Delay" means delays caused by strikes, lockouts, boycotts or other labor problems, casualties, discontinuance of any utility or other service required for Landlord's construction of the Tenant Improvements, unavailability or shortages of materials or other problems in obtaining materials necessary for Landlord's construction of the Tenant Improvements, inability to obtain necessary governmental permits and approvals (including building permits or certificates of occupancy), war, riot, civil insurrection, accidents, crime, weather, acts of God, natural disasters, governmental preemption in connection with a declared emergency, or any other matter beyond the control of Landlord (or beyond the reasonable control of Landlord's contractors or subcontractors construction of the Tenant Improvements).

“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.

“Interest Rate” means interest at the rate of 1 1/4% per month.

“Land” means the lot or plot of land on which the Building is situated or the portion thereof allocated by Landlord to the Building.

“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.

“Lease Year” means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first Lease Year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12-month period thereafter during the Term.

“Maintain” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair.

“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.

“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.

“Operating Expenses” means all costs, fees, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property, including, but not limited to, (i) the charges at standard retail rates for any utilities provided by Landlord pursuant to Section 10 of this Lease, (ii) the cost of insurance carried by Landlord pursuant to Section 11 of this Lease, together with the cost of any deductible paid by Landlord in connection with an insured loss but not in excess of $20,000 per insured loss, (iii) Landlord’s cost to Maintain the Property, subject to the provisions of Section 12 of this Lease, (iv) the cost of trash collection, (v) to the extent not otherwise payable by Tenant pursuant to Section 8 of this Lease, all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, liens, license and permit fees, together with the reasonable cost of successfully contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Property, (vi) the annual amortization (over their estimated economic useful life or payback period, whichever is shorter) of the costs (including reasonable financing charges) of capital improvements or replacements, and (vii) a management fee not to exceed 2.5% of annual Rent and administrative fee.

The foregoing notwithstanding, Operating Expenses shall not include (the “Exclusions”):  (i) depreciation on the Building, (ii) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease, (iii) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property, (iv) income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above, (v) any and all costs of Landlord in complying with its obligations under Section (d) of Exhibit “F” (Environmental Matters), including, without limitation, the costs and expenses of clean-up, remediation, environmental surveys/assessments, compliance with Environmental Laws (as hereinafter defined), consulting fees, treatment and monitoring charges, transportation expenses and disposal fees, etc. (the “Landlord’s Environmental Cost Exclusion”), (vi) capital improvements and replacement of capital items except as provided in the prior paragraph, and (vii) replacements of the roof, foundation or structure of the Building If Landlord elects to prepay real estate taxes during any discount period, Landlord shall be entitled to the benefit of any such prepayment.  Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services.

“Property” means the Land, the Premises, the Common Areas, and all appurtenances to them.

“Rent” means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.

“Substantial Completion” means when (a) a Certificate of Occupancy has been issued for the Premises covering the Tenant Improvements; and (b) Tenant can use the Premises for its intended purposes without material interference to Tenant conducting its ordinary business activities.

“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

“Tenant Delay” means any delay caused or contributed to by Tenant, including, without limitation, with respect to the Tenant Improvements, any delay from any revisions Tenant proposes to the approved construction drawings and specifications, provided that in each such instance Landlord first gives Tenant three (3) business days notice that if Tenant does not so cure its act or omission the same will thereafter be considered a Tenant Delay.  A Tenant Delay excuses Landlord’s performance of any obligation related thereto for a period equal to (a) the duration of the act, occurrence or omission that constitutes the Tenant Delay, or (b) if longer, the period of delay actually caused by the Tenant Delay.

“Tenant’s Share” means the percentage obtained by dividing the rentable square feet of the Premises by the rentable square feet of the Building, as set forth in Section 1 of this Lease.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, (iii) any transfer of a controlling interest in Tenant (except if Tenant is a corporation whose stock is publicly traded on a national stock exchange), or (iv) any merger or consolidation with another entity.

EXHIBIT “A”

PLAN SHOWING PREMISES

EXHIBIT “B”

BUILDING RULES

1.           Any sidewalks, lobbies, passages and stairways shall not be obstructed or used by Tenant for any purpose other than ingress and egress from and to the Premises.  Landlord shall in all cases retain the right to control or prevent access by all persons whose presence, in the reasonable judgment of Landlord, shall be prejudicial to the safety, peace or character of the Property.

2.           The toilet rooms, toilets, urinals, sinks, faucets, plumbing or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, elevators or stairways except in connection with any Permitted Activities.

3.           Tenant shall not impair in any way the fire safety system and shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.  No person shall go on the roof without Landlord’s prior written permission.

4.           Skylights, windows, doors and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as approved in writing by Landlord.  Tenant shall not remove, without Landlord’s prior written consent, any shades, blinds or curtains in the Premises.

5.           Without Landlord’s prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines.  If Tenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings, Tenant shall spackle and sand all holes and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the Lease.

6.           Tenant shall have the right to change any locks or place additional locks upon any doors provided that tenant provides a pass key to Landlord.

7.           Tenant shall not use nor keep in the Building any matter having an offensive odor, nor explosive or highly flammable material(except in connection with any Permitted Activities and otherwise in compliance with all applicable Laws), nor shall any animals other than handicap assistance dogs in the company of their masters be brought into or kept in or about the Property.

8.           If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted.  Landlord shall have the right to prevent and to cut off the transmission of dangerous current of electricity into or through the Building or the Premises and to require the changing of wiring connections or layout at Tenant’s expense, to the extent that Landlord may deem necessary to prevent such dangerous current of electricity, and further to require compliance with such reasonable rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right immediately to cut wiring or to do what it considers necessary to remove the danger.  All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the number of the office to which said wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating same.

9.           Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building.  As of the date of the Lease, the floor load bearing capacity is 3,000 psi at 28 days.

10.           The use of rooms as sleeping quarters is strictly prohibited at all times.

11.           Tenant shall have the exclusive right, at Tenant’s sole risk and responsibility, to use four hundred (400) parking spaces at the Property in the locations shown on Exhibit “E” attached hereto.  Tenant shall comply with all reasonable parking regulations promulgated by Landlord from time to time for the orderly use of the vehicle parking areas, including without limitation the following: Parking shall be limited to automobiles, passenger or equivalent vans, motorcycles, light four wheel pickup trucks and (in designated areas) bicycles.  No vehicles shall be left in the parking lot overnight without Landlord’s prior written approval; provided, however, that Tenant shall  have the right to stage trailers on-site and in front of the dock doors serving the Premises 24 hours per day, seven (7) days per week (the “Stage Trailers”).  Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas.  Vehicles shall be parked only in striped parking spaces, except for (i) loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow within the Property or with loading and unloading areas of other tenants, and (ii) the Stage Trailers.  Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use.  All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft.  Tenant shall cooperate with Landlord in any measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided that no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under its Lease.  Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas.  Any vehicle which violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence.   Landlord shall ensure that all parking areas shall be adequately lit for 24-hour use in accordance with local code.  Parking areas shall properly drain and all existing excessive cracks and potholes shall be repaired by Landlord prior to the Commencement date.

12.           If Landlord designates the Building as a non-smoking building, Tenant and its Agents shall not smoke in the Building nor at the Building entrances and exits.

13.           If at Tenant’s request, Landlord consents to Tenant having a dumpster at the Property, Tenant shall locate the dumpster in the area designated by Landlord and shall keep and maintain the dumpster clean and painted with lids and doors in good working order and, at Landlord’s request, locked.

14.           Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: cleaners, security guards/monitors, trash haulers, telecommunications installers/maintenance).

15.           Tenant shall comply with any move-in/move-out rules provided by Landlord.

16.           Tenant shall use reasonable best efforts to cause all of Tenant’s Agents to comply with these Building Rules.

17.           Landlord reserves the right to rescind, suspend or modify any rules or regulations and to make such other rules and regulations as, in Landlord’s reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the Property.  Notice of any action by Landlord referred to in this section, given to Tenant, shall have the same force and effect as if originally made a part of the foregoing Lease.  New rules or regulations will not, however, materially adversely affect Tenant's tenancy as contemplated herein or the operation of Tenant’s business.

18.           These Building Rules are not intended to give Tenant any rights or claims in the event that Landlord does not enforce any of them against any other tenants or if Landlord does not have the right to enforce them against any other tenants and such nonenforcement will not constitute a waiver as to Tenant; provided, however, that Landlord shall make all reasonable efforts to enforce the Building Rules uniformly against all tenants in the Property.

EXHIBIT “C”

TENANT ESTOPPEL CERTIFICATE

Please refer to the documents described in Schedule 1 hereto, (the “Lease Documents”) including the “Lease” therein described; all defined terms in this Certificate shall have the same meanings as set forth in the Lease unless otherwise expressly set forth herein.  The undersigned Tenant hereby certifies that it is the tenant under the Lease.  Tenant hereby further acknowledges that it has been advised that the Lease may be collaterally assigned in connection with a proposed financing secured by the Property and/or may be assigned in connection with a sale of the Property and certifies both to Landlord and to any and all prospective mortgagees and purchasers of the Property, including any trustee on behalf of any holders of notes or other similar instruments, any holders from time to time of such notes or other instruments, and their respective successors and assigns (the “Beneficiaries”) that as of the date hereof:

1.           The information set forth in attached Schedule 1 is true and correct.

2.           Tenant is in occupancy of the Premises and the Lease is in full force and effect, and, except by such writings as are identified on Schedule l, has not been modified, assigned, supplemented or amended since its original execution, nor are there any other agreements between Landlord and Tenant concerning the Premises, whether oral or written.

3.           All conditions and agreements under the Lease to be satisfied or performed by Landlord have been satisfied and performed.

4.           To the actual knowledge, without inquiry, of the person making the certification, (i) Tenant is not in default under the Lease Documents, (ii) Tenant has not received any notice of default under the Lease Documents, and,  (iii) there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Tenant under the Lease Documents.

5.           Tenant has not paid any Rent due under the Lease more than 30 days in advance of the date due under the Lease and, to the actual knowledge, without inquiry, of the person making the certification, Tenant has no rights of setoff, counterclaim, concession or other rights of diminution of any Rent due and payable under the Lease except as set forth in Schedule 1.

6.           To the actual knowledge, without inquiry, of the person making the certification, (i) there are no uncured defaults on the part of Landlord under the Lease Documents, (ii) Tenant has not sent any notice of default under the Lease Documents to Landlord, (iii) there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Landlord thereunder, and (iv) at the present time Tenant has no claim against Landlord under the Lease Documents.

7.           Except as expressly set forth in the Lease, there are no provisions for any, and Tenant has no, options with respect to the Premises or all or any portion of the Property.

8.           No action, voluntary or involuntary, is pending against Tenant under federal or state bankruptcy or insolvency law.

9.           The undersigned has the authority to execute and deliver this Certificate on behalf of Tenant and acknowledges that all Beneficiaries will rely upon this Certificate in purchasing the Property or extending credit to Landlord or its successors in interest.

10.           This Certificate shall be binding upon the successors, assigns and representatives of Tenant and any party claiming through or under Tenant and shall inure to the benefit of all Beneficiaries.

IN WITNESS WHEREOF, Tenant has executed this Certificate this ____ day of __________, 2____.

_______________________________________
Name of Tenant

By:
Title:

-

SCHEDULE 1 TO TENANT ESTOPPEL CERTIFICATE

Lease Documents, Lease Terms and Current Status

A.	Date of Lease:

B.	Parties:

1.	Landlord:

2.	Tenant:

C.	Premises:

D.	Modifications, Assignments, Supplements or Amendments to Lease:

E.	Commencement Date:

F.	Expiration of Current Term:

G.	Option Rights:

H.	Security Deposit Paid to Landlord: $

I.	Current Minimum Annual Rent: $

J.	Current Annual Operating Expenses: $

K.	Current Total Rent: $

L.	Square Feet Demised:

EXHIBIT “D”

SPACE PLAN AND SCOPE OF WORK FOR TENANT IMPROVEMENTS

1.
Landlord shall design and construct, at Landlord’s sole cost and expense, dropping the foundation to accommodate five (5) dock-high standard loading doors, in accordance with final plans to be mutually agreed upon by the parties (it being understood and agreed that such cost and expense shall not be considered Tenant’s Costs and the Tenant Improvement Allowance and Additional Allowance shall not apply thereto).  The balance of the dock construction, including levelers, roll-up doors and any other tenant specific door improvements relating thereto, shall be at Tenant’s sole cost (subject to the Tenant Improvement Allowance and Additional Allowance).

2.	See attached Space Plans (2 pages).

3.	See attached specifications (2 pages).

SHUTTERLY
ALLRED COTTON
CENTER

BUILDING 13
COTTON CENTER BLVD.
PHOENIX, AZ

DAVA

FLOOR 1

SPACE PLAN 6

1-SP6

SHUTTERFLY
ALLRED COTTON
CENTER

BUILDING 13
COTTON CENTER BLVD,
PHOENIX, AZ

FLOOR 2

SPACE PLAN 5

2-SP5

Tenant Improvements

1.	Provide 30,000 square feet of office area(s), break room, lockers and restrooms that will accommodate up to 400 employees. The office area will include:

1.1.	Offices and conference rooms.

1.1.1.	Lighting controls shall be by motion sensor.
1.1.2.	High traffic doors will have kick and push plates.

1.2.	Toilet rooms similar to the attached plan.

1.2.1.	Women’s total toilet fixtures adequate for 200 female employees
1.2.2.	Men’s total toilet fixtures adequate for 200 mail employees

1.2.3.	Sink and Toilet Fixtures shall have motion sensors for operation

1.3.	Break Room will have 82+ lineal feet of counter space and include

1.3.1.	Shelving space and power for 6 microwaves per break room
1.3.2.	2 twenty four inch sinks in the break room
1.3.3.	15 outlets for refrigerators and vending machines
1.3.4.	Water piping for an ice machine, will include appropriate floor or wall drain line.

1.4.	Computer Room of approximately 10,000 sq.ft.

1.4.1.	This room will have its own 400 amp 480 volt service panel and climate control HVAC system

1.5.
A fully functional security system with card readers at each exterior door and at doors to the data room and the production area. The system is to be centrally monitored and have cameras at all key areas.

1.6.	On the ground floor equivalent windows (10 feet and lower) install a security film (3M's' Ultra 400 Series film or equivalent).

1.7.	Final plans will be mutually agreed upon by Landlord and Tenant. Note, office walls exposed to the warehouse shall vary in height and painted white or to the specification of the tenant.

2.
Lighting -  Provide for a minimum of 70’ foot-candles at 36” above the slab utilizing T-5 high output fluorescent fixtures, with motion sensors and lighting area circuits as approved by Tenant. The lighting system will have central controls near the main office area and shall be controlled by the building automation system energy management system. All lighting controls to meet code requirements.

3.	Emergency Lighting – Will be designed to utilize the existing T-5 fixtures at the appropriate ratio to comply with appropriate building and fire codes.

4.
Warehouse Ventilation – Provide for ample air exchanges in the warehouse to allow for “comfortable” working conditions in the warehouse using a fully integrated HVAC system for the entire building.  System will be directed by the building energy management system.  Please describe the complete system exhaust including zoning and controls.

5.	Loading Docks – Provide eight (8) loading dock doors serving one side of the Premises – each position will include the following as designated by Shutterfly.com:

5.1.	Provide Manual dock plates at each dock high door approved by Tenant.
5.2.	Provide Dock Bumpers
5.3.	Provide 2 air compressors as specified by Tenant with all necessary piping and T’s.
5.4.	Provide door rail guards, Z-Guard or bollard, painted safety yellow, on all dock doors serving the premises.
5.5.	Provide swing lights and fans (Rite-Hite Coolman 2500).
5.6.	Provide duplex outlet at each loading position.
5.7.	Provide five (5) dock high doors and three (3) grade level doors. Dock ramp area to have necessary drainage.
5.8.	The doors at ramp or drive-in positions will be motor operated.

6.	Building Electrical –

6.1.	Provide for 3 battery charging stations including ventilation (plan to be provided).
6.2.	Provide distribution panels as provide in plans to be provided.
6.3.	Provide a dual source for power supply and divide the major components between the two sources. Ie. Lighting, outlets, equipment
6.4.	Duplex outlet at all entry doors as designated on the plan.
6.5.	Electrical wiring & installation will be compliant with all applicable codes.

7.	Warehouse Floor –

7.1.
Wash and seal coat the warehouse floor with Ashford or equivalent product to provide for an anti dust finish and reflective qualities to enhance lighting. Caulk all areas of the warehouse floor. The floor must also be level and free of obstructions (previous rack anchors) or pits as such will not be acceptable to Tenant.

8.	Doorbell at the trucker’s entrance’s (two locations) to the building. Locations shall be provided by Tenant.

9.	Traffic flow lines indicating traffic direction in the parking lot. As well as at each parking stall to reserve for Shutterfly.

10.	Warehouse walls - Paint the interior warehouse walls white or the color specified by Tenant, from floor to roof deck.

11.
Building Columns - Paint all interior columns caution yellow up to 12’ and the remainder of the column white.  Up to 50% of the building columns to be painted red floor to ceiling to denote a fire extinguisher placement.

12.	Warehouse Insulation – Building insulation should be to the r-factor required to meet the desired LEED certification. Please specify what the Landlord is proposing.

13.
Verify and provide for fiber connectivity to the MDF room from two locations.  Please provide a plan for where fiber will come into the building as well. Minimum conduit size 4 inch per location. Provide all necessary data and telephone wiring within the facility.  This will include CAT 5 to each work station.

14.	Provide for a NFPA 72 fire alarm system in the Premises. Fire Alarm monitoring to be provided by the Landlord, preferably by an FM Global approved central station.

15.	Provide an ESFR sprinkler system in the Data Room. Provide in rack sprinklers for high rack storage in Bulk Storage Area approx. 10,000 square feet

16.	Provide bollards or similar protection for all internal roof drains.

17.
Provide a parking plan to accommodate 400 employee parking stalls. Exterior lighting should provide lighting per code with light pollution mitigation to support LEED certification.  Landlord shall provide preferred parking for carpool parking to support 5% of the FTE building population.  Landlord shall also provide designated spots for hybrid vehicles which shall include electrical recharging stations.

18.	Building Signage – Provide lighted box letter sign with 6 foot letters. Also all required interior signage.

19.	Smoking Areas – Provide one 800 sq.ft. fenced and covered outside smoking areas.

20.
Bicycle Storage and Changing Rooms – Secure bicycle storage and changing rooms will be built to support 0.5% of the FTE building population. Will include 1 showers for each men’s and women’s changing room.

21.	Compactor - Provide electrical service to two electrically powered trash compactor. Assume the compactor specs (208V).

22.
Ensure there are 3,000 amps of 480/277-volt-3-phase power to serve the Premises and distributed throughout the warehouse as indicated by the Tenant.  Please state the allowance Landlord shall provide for distribution of power.

23.	Provide for 70,000 square feet of “production area”, which must be climate controlled at a temperature of 70-80 degF, 40-60% humidity.

24.	Provide with in the building allowance Architectural and Engineering fee for both Shutterfly’s and local Architects and Engineers.

25.	Provide the office and open area furniture. This will include Meeting Rooms, Break rooms, Reception, Workrooms as well as system furniture for the open office area.

EXHIBIT “E”

PARKING

EXHIBIT "E"

BUILDING 13
101,365 SF +/-

PARKING 379 CARS

COTTON CENTER BLVD
13
shutterfly
5 TRUCK WELL
44th PLACE

BALMER architectural group

shutterfly

LIBERTY PROPERTY TRUST

11 Aug 08

SHUTTERFLY PARKING EXHIBIT

EXHIBIT “F”

ADDITIONAL PROVISIONS

(a)           Intentionally Deleted.

(b)           No Landlord’s Lien.  Landlord waives any and all rights to any landlord lien and/or similar lien which Landlord would otherwise possess (now and in the future) at common law, by statute or otherwise, against any and all of Tenant’s fixtures, personal property and other assets currently and in the future owned or held by Tenant.

(c)           Landlord Representations and Warranties.  Landlord hereby represents, to its actual knowledge (which means to the actual knowledge of John DiVall) without any duty of inquiry,  that as of the date hereof:

(i)	the Building, including the HVAC, electrical, mechanical, plumbing, sewer and other systems currently serving the Building, are in good working order;

(ii)
the Building does not violate any covenants or restrictions of record (if any), or any applicable Laws having jurisdiction over the Property, and Landlord has not received any written notice of any such violation.

In the event Landlord received notice, between the date hereof and the Commencement Date, that any of the representations above are incorrect, whether Landlord had actual knowledge of such fact or not, Landlord shall (a) promptly notify Tenant of such inaccuracy, and (b) use commercially reasonable efforts to correct the matter at issue in a prompt manner at Landlord’s sole cost and expense; provided, that such obligations shall in no way apply to inaccuracies caused by the Tenant or Tenant's Agents.

(d)           Intentionally Deleted.

(e)             Environmental Matters.

(i)  Definitions.  For purposes of this Lease:

(1)  The term "Environmental Law" shall mean and refer to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. §9601, et seq.; the Federal Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. §6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251, et seq.; the Clean Air Act, 42 U.S.C. §7401, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; all as the same may be from time to time amended, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which relates to or deals with human health or the environment, including, without limitation, all regulations promulgated by a regulatory body pursuant to any such statute, law, ordinance or regulation.

(2)  The terms "Hazardous Substance" and "Hazardous Substances" shall mean and refer to (i) asbestos, radon, urea-formaldehyde, polychlorinated biphenyls ("PCBs"), or substances containing PCBs, nuclear fuel or materials, radioactive materials, explosives, known carcinogens, petroleum products and bi-products, and any substance defined as hazardous or toxic or as a contaminant or pollutant in, or the release or disposal of which is regulated by any Environmental Law; and (ii) fungi, bacteria, other microorganisms and microbial substances that are present at levels regulated by Environmental Law or that may be harmful to human health and safety.

(ii)  Landlord's Representations and Warranties.  Except as shown in any Phase I Environmental Assessments listed in Attachment 1 to this Exhibit “F”, Landlord represents to its actual knowledge (which means to the actual knowledge of John DiVall) without any duty of inquiry that:

(1)  no Hazardous Substances are now or have ever been located, produced, treated, stored, transported, incorporated, discharged, emitted, released, deposited or disposed of in, upon, under, over or from the Property;

(2) no threats exist of a discharge, release or emission of Hazardous Substances in, upon, under, over or from the Property into the environment;

(3) the Property has not ever been used as or for a mine, a landfill, a dump or other disposal facility, auto repair, a dry cleaner, or a gasoline service station;

(4)  neither the Property nor any part thereof is in violation of any Environmental Law, no notice of any such violation or any alleged violation thereof has ever been issued or given by any governmental entity or agency, and there is not now nor has there ever been any investigation or report involving the Property by any governmental entity or agency which is in any way related to Hazardous Substances;

(5)  no person, party or private or governmental agency or entity has given any notice of or asserted any claim, cause of action, penalty, cost or demand for payment or compensation, directly or indirectly, resulting from or allegedly resulting from any activity or event described in (1), (2) or (4) above;

(6) there are not now, nor have there ever been, any actions, suits, proceedings or damage settlements relating in any way to Hazardous Substances in, upon, under, over or from the Property;

(7)  the Property is not listed in the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites, CERCLIS, or any other list of hazardous sites maintained by any federal, state or local governmental agency;

(8) the Property is subject to no lien or claim for lien in favor of any governmental entity or agency as a result of any release or threatened release of any Hazardous Substances;

(9) no aboveground or underground tanks are located under, in, on or about the Property, or have ever been located under, in, on or about the Property and have been subsequently removed or filled;

(10) all sewers, sumps and drains are in good working order.

(iii) Landlord's Indemnification.  Landlord shall indemnify, defend and hold Tenant harmless against any and all actions, claims, demands, judgments, penalties, liabilities, costs, damages and expenses, including court costs and attorney's fees (but excluding any consequential, incidental, special, or punitive damages) incurred by Tenant, directly or indirectly, resulting from the incorrectness or untruthfulness of any warranty or representation set forth in subparagraph (b) above, or from the existence of any Hazardous Substances deposited in, upon, under, over or from the Property by Landlord, Landlord's agents, employees, invitees or contractors, unless such Hazardous Substance is deposited in, upon, under, over or from the Property by Tenant or Tenant's Agent's.  Each of the representations and warranties of Landlord set forth within subparagraph (b) above and all of Landlord's obligations under this subparagraph (c) shall expire on the expiration or earlier termination date of this Lease.

(e)           Tenant's Remedies.  In the event of any failure by Landlord to perform any of its obligations hereunder, Tenant (except in the case of an emergency) shall take no action without having first given Landlord thirty (30) days written notice of any such default.  Following such notice and failure by Landlord to cure, Tenant shall have all rights available to it at law or in equity, and shall have the further right to take the necessary actions to perform Landlord's uncured obligations hereunder and invoice Landlord for the costs and expenses thereof, unless Landlord has diligently commenced to perform its uncured obligations hereunder within said thirty (30) day period.  Landlord shall remit payment to Tenant within thirty (30) days of receipt of invoice from Tenant.  If Landlord fails to remit payment to Tenant within the aforesaid thirty (30) day period, Tenant shall have the right to offset and deduct said sum from Minimum Annual Rent.

(f)            Confidentiality.   Landlord and Tenant each covenant that all financial and other terms contained in this Lease (the “Confidential Information”) shall be kept confidential by such party, its directors, officers, employees, agents and representatives.   Landlord and Tenant  may only disclose the Confidential Information to their respective directors, officers, employees, agents and representatives who need to know such information.  Landlord and Tenant each agree that it shall inform such persons of the confidential nature of the Confidential Information and shall be liable for any unauthorized disclosure by such persons.  “Confidential information” does not include Confidential Information that otherwise becomes generally known in the industry or to the public through no act of such party in breach of this Lease or any other party in violation of an existing confidentiality agreement with the party or any subsidiary or affiliate or Confidential Information which is required to be disclosed by court order or applicable law.  Notwithstanding the foregoing, Tenant acknowledges and agrees that Landlord intends to issue a press release in connection with the Lease, and in that regard, will not unreasonably withhold or delay its consent to any such press release.

ATTACHMENT 1 TO EXHIBIT “F”

PHASE I ENVIRONMENTAL ASSESSMENTS

FINAL

Phase I Environmental Site Assessment

Cotton Center – Building 13
4410 East Cotton Center Boulevard
Phoenix, AZ 85040

Prepared For:

Liberty Property Trust
500 Chesterfield Parkway
Malvern, Pennsylvania 19355

URS Job Number: 19997311.00002

EXHIBIT “G”

TENANT WORK

The following is work that Shutterfly will perform outside the scope the Tenant Allowance. The work is first listed in major groups and then in more detail below each grouping.

A.
All work listed in Exhibit A that is not completed within the tenant allowance or within the additional tenant allowance that is to be amortized over the term of the lease. This could include any item listed in Exhibit A. As the cost of the tenant work is determined items will be removed from the Exhibit A listing an may be added to the Exhibit G listing.

B.	Tenant supplied equipment.
1.	Photographic print development equipment.
a.	Install equipment
b.	Install containment curbs
c.	Install chemical piping
d.	Install anchorage
e.	Install ducting
f.	Install all electrical and data
2.	Digital printing equipment
a.	Install equipment
b.	Install cooling system
c.	Install anchorage
d.	Install ducting
e.	Install drainage
f.	Install all electrical and data
3.	Storage racking equipment
4.	Book binding equipment
5.	Chemical storage equipment
a.	Install racks
b.	Install piping
c.	Install drainage
d.	Install containment pallets
e.	Connect water lines
6.	Data processing equipment
a.	Install equipment
b.	Install all required racks and cabling
c.	Install all cable tray and hooks as required
d.	Install all necessary cooling
e.	Install all power supply , UPS and generators
7.	Data storage equipment
a.	Install equipment
b.	Install all required racks and cabling
c.	Install all cable tray and hooks as required
d.	Install all necessary cooling
e.	Install all power supply, UPS and generators as required
8.	Audio visual equipment
a.	Install all projectors and screens
b.	Install all cabling and power as required
9.	Office work area equipment installation
a.	Copiers
b.	Printers
c.	Faxes
d.	Telephone systems
e.	Misc. Equipment including clocks
10.	Office signage
a.	Door
b.	Entry
c.	Safety
d.	All signage not required by occupancy
11.	All manner of office accessories
12.	Trash collection equipment
a.	Compactors
b.	Trash binds
13.	Kitchen equipment
a.	Refrigerators
b.	Micro waves
c.	Vending machines
14.	Photographic displays, artwork and lighting
15.	Additional bollards where required
16.	Office furniture including system furniture
17.	Additional millwork when required

EXHIBIT “H”

CONTRACTOR AGREEMENT (WARRANTY PAGE)

manufacturer other than those named.

3.4.7 Where materials or makes are specified and where the words "or equal" or "approved equal" or similar terms, are not used, then only the make(s) specified shall be furnished and installed unless prior written approval of the Owner and the Architect of proposed substitutions has been obtained.

3.4.8 All such materials and makes, as set forth in paragraphs 3.4.4 through 3.4.7 above, shall be submitted to Owner and Architect (i) in sufficient time to enable Owner and Architect to review and evaluate them, and to obtain such additional information with respect to them as Owner or Architect may request, in order to enable Owner and Architect to approve or disapprove the proposed material or make prior to Contractor's award of a subcontract or purchase order for such materials and makes, or (ii) as specified for the material or make in a submittal schedule agreed upon in writing among Owner, Architect and Contractor.

3.4.9 The Contractor shall identify, purchase, and expedite the procurement of equipment, materials, and supplies which require lead time for procurement, fabrication, or manufacture in order to insure delivery, installation and construction in a timely manner. The Contractor shall provide or arrange for all temporary facilities and other requirements necessary to enable Contractor and all subcontractors to perform their work and to insure the safe and proper management, supervision, prosecution and inspection of the Project.

3.5 WARRANTY

3.5.1 The Contractor warrants to the Owner and Architect that materials and equipment furnished under the Contract will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the Work will be free from defects not inherent in the quality required or permitted, and that the Work will conform to the requirements of the Contract Documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective. The Contractor's warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Contractor, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. If required by the Architect or Owner, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment. This warranty is in addition to all other warranties set forth herein.

3.6 TAXES

3.6.1 The Contractor shall pay sales, consumer, use and similar taxes for the Work provided by the Contractor which are legally enacted ~~when bids are received or negotiations concluded~~, as of the date of the Agreement between Owner and Contractor, whether or not yet effective or merely scheduled to go into effect.

3.7 PERMITS, FEES AND NOTICES

3.7.1 Unless otherwise provided in the Contract Documents, the Contractor Owner shall secure and pay for the building permit and other permits and governmental fees, licenses and inspections necessary for proper execution and completion of the Work which are customarily secured after execution of the Contract and which are legally required as of the date of the Agreement between Owner and Contractor ~~when bids are received or negotiations concluded.~~ Contractor shall provide Owner with all of the information necessary for Owner to obtain such permits; and Contractor shall indemnify and hold Owner harmless from and against any and all claims, damages, losses and expenses, including but not limited to attorneys fees, arising out of or resulting from any inaccurate, incomplete or otherwise improper information furnished by Contractor to Owner.

3.7.2 The Contractor shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities, and requirements of Owner's property insurer, applicable to performance of the Work.

3.7.3 It is not the Contractor's responsibility to ascertain that the Contract Documents are in accordance with applicable laws, statutes, ordinances, building codes, and rules and regulations. However, if the Contractor observes that portions of the Contract Documents are at variance therewith, the Contractor shall promptly notify the Architect and Owner in writing, and necessary changes shall be accomplished by appropriate Modification.

Copyright 1911, 1915, 1918, 1925, 1937, 1951, 1958, 1961, 1963, 1966, 1967, 1970 1976, 1987, © 1997 by The American Institute of Architects. Fifteenth Edition. Reproduction of the material herein or substantial quotation of its provisions without written permission of the AIA violates the copyright laws of the United States and will subject the violator to legal prosecution. **WARNING: Unlicensed photocopying violates US copyright laws and will subject the violator to legal prosecution.** This document was electronically produced with permission of the AIA and can be reproduced in accordance with your license without violation until the date of expiration as noted below.

User Document: 97A201 Gen'l Cond. – Renaissance Co. – TI Work for Freeport McMoran – Cotton Ct, Phoenix AZ – 1/01/2007rev. AIA Licensed. Page 7

FIRST AMENDMENT TO LEASE

This First Amendment to Lease Agreement (“First Amendment”) is made as of October 29, 2008 (“Date of this Amendment”), by and between LIBERTY COTTON CENTER, LLC, a Delaware limited liability company (“Landlord”) and SHUTTERFLY, INC., a corporation organized under the laws of Delaware (“Tenant”).

WITNESSETH:

WHEREAS, by Lease Agreement dated August 22, 2008 between Landlord and Tenant (the “Original Lease”), Landlord leased to Tenant and Tenant leased from Landlord the premises consisting of 101,269 square feet of space (“Premises”) in that certain building located at 4410 East Cotton Center Blvd, Phoenix, Arizona; and

WHEREAS, it is now the desire of Landlord and Tenant to amend the Lease as set forth herein (the Original Lease, as amended by this First Amendment, shall be referred to as the “Lease”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Landlord and Tenant hereby agree, effective as of the Date of this Amendment, the Original Lease is amended as follows:

1. Incorporation of Recitals.  The recitals set forth above are made a part of this First Amendment, are incorporated by reference herein and are acknowledged as true and accurate.

2.           The following is added as a new Section 28(l) to the end of Article 28 (Tenant Improvements; Tenant Allowance) of the Lease:

“(l)  Additional Provisions.   Notwithstanding anything to the contrary contained in Sections 28(a) through (k) above:

Landlord and Tenant hereby agree that (i) Landlord has provided Tenant with an estimated budget set forth in a letter from Richard A. Weiblan of Landlord dated October 28, 2008 to Mr. Bjorn Hansen (the "Budget") reflecting aggregate estimated costs for the Tenant Improvements and related costs and fees in an amount equal to $5,608,311.00 (the “TI Amount”), and (ii) the general contractor shall be Renaissance (the “General Contractor”).  Landlord agrees to use commercially reasonable efforts to enter into a maximum guaranteed price construction contract acceptable to Landlord with the General Contractor (modified as appropriate) to construct the Tenant Improvements.  Landlord and Tenant further agree that in the event there are additional unforeseen costs over and above the sum of (i) TI Amount and (ii) the aggregate of approved additional costs for Change Orders, if any, requested by Tenant and approved by Landlord in accordance with Section 28(e) (“Cost Overruns”), Tenant shall be responsible up to a maximum of $4,000,000 of such Cost Overruns.  Landlord shall pay the TI Amount (less the Tenant Improvement Allowance per Section 28), approved Tenant Change Orders and any Cost Overruns directly to the General Contractor, and Tenant shall reimburse Landlord for such amounts within fifteen (15) days after receipt of an invoice or written demand from Landlord.

Landlord and Tenant agree and acknowledge that none of the foregoing shall affect or limit Tenant’s rights under Section 28(a) to request the Additional Allowance.”

3.           The following sentence in lines 16-18 of Section 28(a) is hereby deleted in its entirety:

“In lieu of the foregoing, Tenant shall have the right upon notice to Landlord to apply the Cost Savings towards additional improvements to the Premises.”

Landlord and Tenant hereby confirm that in the event there is any Cost Savings with respect to the Tenant Improvements, such Cost Savings shall be applied to decrease the Minimum Annual Rent in accordance with the fifth sentence of Section 28(a) of the Original Lease.

4.           Counterparts.  This First Amendment may be executed in counterparts, which when taken together, shall constitute the entire agreement.  Landlord and Tenant agree that the delivery of an executed copy of this First Amendment by facsimile or by email of a *.pdf file with an original to follow shall be legal and binding and shall have the same force and effect as if an original executed copy of this First Amendment had been delivered.

5.           Reaffirmation.  To the extent that terms are (a) defined in this First Amendment but are not defined in the Lease, such terms shall have the meanings given hereto in this First Amendment; and (b) used, but not defined in this First Amendment, such terms shall have the meanings given thereto in the Lease. Except as specifically amended and modified herein, all of the terms, covenants or conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed as of the day and year first above written.

Landlord:

LIBERTY COTTON CENTER, LLC
By:  Liberty Cotton Center II, LLC, its sole Member
By:  Liberty Property Limited Partnership, its sole Member
By: Liberty Property Trust, Sole General Partner

By: /s/ John DiVall
Name: John DiVall
Title: Senior Vice President

Tenant:
SHUTTERFLY, INC., a Delaware corporation By: /s/ Doug Appleton Name: Doug Appleton Title: Vice President, Legal